Exhibit 10.3

Materials Monitoring Technologies, Inc.
2109 East Palm Avenue, Tampa, Florida 33605

Consulting Agreement

This Consulting Agreement is made and effective this August 18, 2006, by and between Materials Monitoring Technologies, Inc., offices located at 2109 East Palm Avenue, Tampa, Florida 33605 (“Client”), and Mannur J. Sundaresan, PhD residing at 4212 Shoal Creek Drive, Greensboro, NC  27410 (Consultant) Now, therefore, Consultant and Client agree as follows:

1. Engagement:
Client hereby engages Consultant, and Consultant accepts engagement, to provide the Client the following services when and as requested:
Review, evaluate and make recommendations regarding the development, application, and testing of

  US Patent 6,399,939 “Sensor Array System”
  US Patent 7,075,424 “System for Damage Location Using a Single Channel Continuous Acoustic Emission Sensor”

developed at the North Carolina Agricultural and Technical State University.  Consultant will provide recommendations to the Client with regards to implementation and improvement of the new technology and the integration of this technology with the Client’s current products.

It is the intention of Materials Monitoring Technologies, Inc. to effectuate a merger with a technology company that will introduce the invention into the marketplace. Upon the consummation of this merger, Dr. Sundaresan will provide the services described under this Consulting Agreement to this technology company.

2. Term:
Consultant shall provide services to the Client pursuant to this Agreement for a term commencing on August 10, 2006 and ending on August 9, 2007, unless otherwise modified or extended by mutual agreement.

3.  Place of Work:
Consultant shall render services at Consultant’s offices, but will, upon request, provide services at Client’s office for the performance of particular services. Travel expenses incurred, as a result of the Client’s request of the Consultant to travel will be paid by the Client.

4. Time:
Consultant shall provide 80 hours of consulting time to Client under the terms of this Agreement. Client relies upon Consultant to devote his best efforts to fulfill the spirit and purpose of this Agreement.  If more than 80 hours is required, an extension can be added based on a mutually agreeable rate of compensation.

5.  Payment:
The payment for the consulting Agreement will be $10,000.  This consulting fee is in consideration of 80 hours of consulting services (based on an hourly rate of $125/hour) to be provided within twelve (12) months of the effective date of this Agreement.  If payment is not received by consultant within ten (10) working days of client executing this Agreement, this Agreement will be null and void.

6. Confidentiality:
During the term of this Agreement, Consultant shall not, without the prior written consent of the Client, disclose to anyone any confidential information which consultant has learned from his consulting status with the Client. “Confidential Information” for the purposes of this Agreement shall include Client’s proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, marketing plans, production plans, and new concepts.

Confidential information shall not include any information that:
  Is disclosed by the Client without restriction.
  Becomes publicly available through no act of the Consultant.
  Is rightfully received by the Consultant from a third party.
  Is required by the Client to be disseminated for the purposes of this agreement.

7. Independent Contractor:
Consultant is and throughout this Agreement an Independent Contractor.  While performing work for the Client, Consultant may use the title of “Scientific Advisor.”

8. Termination:
This Agreement may be terminated by the Client as follows:

  If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death.
  Breach or default of any obligation of the Consultant as described in this Agreement, which breech or default is not cured within five (5) days of written notice from Client.

Consultant may terminate this Agreement as follows:

  Breach or default of any material obligation of the Client as described in this Agreement, which breech or default is not cured within five (5) days of written notice from Consultant.

Upon termination of this Agreement by the Client or the Consultant for any of the above listed reasons, Consultant will return any pro-rated, pre-paid refundable monies not utilized during the term of this Agreement.

9. Controlling Law:
This Agreement shall be governed by and be construed in accordance with the laws of the State of California.

10. Headings:
The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

11. Final Agreement:
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

12. Notices:
Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

If to Consultant:

Mannur J. Sundaresan, Ph. D.
4212 Shoal Creek Drive,
Greensboro, NC  27410
Phone: (336) 605-3655

If to Client:

Materials Monitoring Technologies, Inc.
2109 East Palm Avenue
Tampa, Florida 33605
Phone: (813) 754-4330

13. Severability:
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

Materials Monitoring Technologies, Inc.                        Dr. Mannur J. Sundaresan

/s/ Joel Edelson                                                                  /s/ M. J. Sundaresan
Joel Edelson                                                                         Dr. Mannur J. Sundaresan
President                                                                              Consultant